Exhibit 6

Mr. Richard J. Lashley
2 Trinity Place
Warren, NJ 07059

August 18, 2011

Ms. Pamela F. Russo
Corporate Secretary
HF Financial Corp.
225 South Main Avenue
Sioux Falls, South Dakota 57104

Re:	Access to Stockholder List and Demand to Inspect Stockholder Records
Pursuant to Section 220 of the Delaware General Corporation Law

Dear Ms. Russo:

I, Richard J. Lashley, hereby certify to HF Financial Corp. (the “Company”) that I own of record 500 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  I  may be deemed to beneficially own an additional 688,217 shares of the Common Stock as part of the PL Capital Group, or 9.9% of the total shares outstanding.

Pursuant to Section 220 of the Delaware General Corporation Law, I hereby demand (the “Demand”) an opportunity for myself, or my duly authorized agent, to inspect and to make copies and extracts from the following records and documents of the Company (the “Demand Materials”):

1.           A complete record or list of the Company’s stockholders arranged in descending order by number of shares, certified by its transfer agent(s) and/or registrar(s), setting forth the name and address of each stockholder and the number of shares of Common Stock registered in the name of each such stockholder (a) as of the date hereof, and (b) as of any record date for the 2011 Annual Meeting of Stockholders of the Company or any postponement, rescheduling, adjournment or continuation thereof, or any other meeting of stockholders held in lieu thereof the (the “Annual Meeting”) (each record date under the preceding sub-clauses is hereinafter referred to as a “Record Date”).

2.           A CD, DVD or other electronic storage medium containing a list of the Company’s stockholders setting forth the name and addresses of each stockholder and number of shares of Common Stock registered in the name of each such stockholder as of the date hereof and as of any Record Date, together with any computer processing information that may be relevant or necessary to make use of such electronic medium, and a hard copy printout of such electronic medium for verification purposes.

3.           All daily transfer sheets showing changes in the lists of the Company’s stockholders referred to in Item 1 above which are in or come into the possession of the Company.

4.           All information that is in, or that comes into the Company’s or its transfer agent’s possession or control, or which can reasonably be obtained, pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from brokers, dealers, banks, clearing agencies, voting trusts or nominees of any central certificate depository system concerning the number and identity of, and the number of shares held by, the actual beneficial owners of the Common Stock, including (a) the Securities Position Listing and omnibus proxy issued by The Depository Trust Company (“DTC”) for any Record Date for the Annual Meeting; (b) all “Weekly Security Position Listing Daily Closing Balances” reports issued by DTC (and authorization for myself or my agents, to receive such reports directly); and (c) all lists (and computer media, processing data and printouts as described in Item 2 above) containing the name, address and number of shares of Common Stock attributable to any participant in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock, dividend reinvestment or other comparable plan of the Company in which the decision whether to vote shares of Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the stockholder or his agents may communicate with each such participant (see also, Item 10 below).

5.           All lists, tapes, electronic files and other information that are in, or that come into, the possession or control of the Company, or that can reasonably be obtained, pursuant to Rules 14b-1 and 14b-2 under the Exchange Act, which set forth the names and addresses of, and the number of shares held by, the beneficial owners of the Common Stock, including, but not limited to, any list of non-objecting or consenting beneficial owners (“NOBO’s” or “COBO’s”) in the format of a printout and magnetic computer tape listing in descending order balance.  If such information is not in the Company’s possession, custody or control, such information should be requested from Broadridge Financial Solutions, Inc.

6.           A “stop transfer” list or “stop lists” relating to any shares of the Common Stock as of the dates of the lists referred to in Item 1 above.

7.           Any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

8.           The information and records specified in Items 1, 2, 4, 5, 6, and 7 above as of any Record Date for stockholder action set by the Company’s Board of Directors, by operation of law or otherwise.

9.           A copy of the report prepared by the Inspector of Elections showing the names of the Company’s stockholders and how such stockholders voted with respect to any matter(s) presented for consideration by the stockholders at the Company’s 2010 Annual Meeting of Stockholders held November 17, 2010.

10.         The following with respect to the HF Financial Corp. Pension Plan (the “Pension Plan”), the HF Financial Corp. Employee Stock Ownership Plan (“ESOP”) and HF Financial Corp. 401(k) Plan (“401(k) Plan”): (a) the name, address and number of shares of Common Stock attributable to any participant in the Pension Plan, the ESOP and the 401(k) Plan; (b) the name and address of the trustees for the Pension Plan, the ESOP and the 401(k) Plan; (c) the voting procedures for the Pension Plan, the ESOP and the 401(k) Plan; and (d) the method(s) by which I, or my agents, may communicate with the participants of the Pension Plan, the ESOP and the 401(k) Plan.  With regard to the Pension Plan, the ESOP and the 401(k) Plan, we remind the Company of the Department of Labor’s (DOL) stated position that the trustees “must act prudently and must not subordinated the interests of the participants and beneficiaries to unrelated objectives,” and that such fiduciaries are to act without regard to their relationship to the plan sponsor.  See Department of Labor Interpretive Bulletin 94-2, July 21, 1994.

I make this notification and Demand to inspect, copy and make extracts of the Demand Materials in good faith and for the purpose of enabling me to communicate with the Company’s shareholders, in compliance with applicable law, with respect to matters relating to their interests as shareholders, including, but not limited to, my solicitation of shareholders to vote for my director nominees at the Annual Meeting.  I note that it is well settled case law that a wish to communicate with other shareholders in the context of a proxy contest is a proper purpose.  Further, I note that all of my requests directly relate to my desire to communicate with other shareholders in connection with the proxy contest, and it is generally recognized that in this context a shareholder is entitled to the same shareholder lists and data as are available to the Company.

I expect the Company to either deliver copies of the requested materials to me or my agents or representatives or make the materials available during the Company’s regular business hours.  I will forego the Demand for inspection if the Company voluntarily furnishes to me or my agents or representatives all the information included in the Demand Materials.

I will bear the reasonable costs incurred by the Company (including those of its transfer agent(s)) in connection with the production of the information with regard to which this Demand is made, including overnight delivery charges.  Please advise my counsel, Phillip M. Goldberg of Foley & Lardner LLP, 321 North Clark Street, Chicago, Illinois 60610 (telephone number: 312-832-4549), of the total costs and we will provide you payment by overnight delivery.

Please advise Mr. Goldberg as promptly as practicable as to the time and place that the items requested above will be made available in accordance with this Demand.  Please also advise such counsel immediately whether you voluntarily will supply the information requested by this Demand.  In addition, if the Company believes that this Demand is incomplete or otherwise deficient in any respect, please contact such counsel immediately so that I may promptly address any alleged deficiencies.

If you refuse to permit the inspection and copying demanded herein within five business days, I will conclude that this Demand has been refused and will take appropriate steps to secure my rights to examine and copy the Demand Materials.

Please also be advised that this Demand is not intended to constitute a request under Rule 14a-7 of the Exchange Act.  I intend to make my request pursuant to Rule 14a-7 by separate communication to the Company.

I reserve the right to withdraw or modify this Demand at any time, and to make other demands of the Company whether pursuant to the Delaware General Corporation Law, other applicable law, or the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws.

Very truly yours,

/s/ Richard J. Lashley

Richard J. Lashley

cc:  Mr. Phillip Goldberg

STATE OF NEW YORK	)
) ss.
COUNTY OF WARREN	)

Richard J. Lashley, having been first duly sworn according to law, did depose, swear and say that he is authorized to execute the foregoing demand for inspection pursuant to Section 220 of the Delaware General Corporation Law and to make the demands, designations, authorizations and representations contained therein, and that the matters contained in the foregoing demand for inspection are true and correct.

/s/ Richard J. Lashley
Richard J. Lashley

Sworn to and subscribed before me by Richard J. Lashley
 this 18th day of August, 2011.

/s/ Catherine M Persons
Notary Public

My Commission Expires: 9/2/12

[Catherine M Persons
Notary Public State of New York
Lic. #01PE6192459
COMM. EXP. 09/02/2012
COMMISSION IN WARREN COUNTY]

POWER OF ATTORNEY

STATE OF NEW YORK	)
) ss.
COUNTY OF WARREN	)

I, Richard J. Lashley, do hereby make, constitute and appoint John W. Palmer to act on my behalf, to inspect and receive copies of the shareholder records of HF Financial Corp. requested in the accompanying demand.

/s/ Richard J. Lashley
Richard J. Lashley

Sworn to and subscribed before me by Richard J. Lashley
 this 18th day of August, 2011.

/s/ Catherine M Persons
Notary Public

My Commission Expires: 9/2/12

[Catherine M Persons
Notary Public State of New York
Lic. #01PE6192459
COMM. EXP. 09/02/2012
COMMISSION IN WARREN COUNTY]